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                                                                    EXHIBIT 11.1

                        INSPIRE INSURANCE SOLUTIONS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                             Three months ended            Nine months ended
                                                                September 30,                September 30,
                                                          -------------------------   --------------------------
                                                             1997          1996          1997           1996
                                                          -----------   -----------   -----------    -----------
PRIMARY EARNINGS PER SHARE

Weighted average number of common shares outstanding        8,355,829     7,000,000     7,456,909      7,000,000
Common stock equivalents from outstanding stock options       839,712       749,221       764,346        749,221
                                                          -----------   -----------   -----------    -----------
Average common and common stock equivalents outstanding     9,195,541     7,749,221     8,221,255      7,749,221
                                                          ===========   ===========   ===========    ===========
Net income (loss)                                         $ 2,456,479   $    55,087   $  (399,954)   $  (218,308)
                                                          ===========   ===========   ===========    ===========
Net income (loss) per share (1)                           $      0.27   $      0.01   $     (0.05)   $     (0.03)
                                                          ===========   ===========   ===========    ===========

(1) Fully-diluted earnings per share have not been presented because the effects are not material.